EXHIBIT 10.39
CITIZENS REPUBLIC BANCORP, INC.
Management Incentive Plan — 2007
I.	PURPOSE:
1.	Ensure achievement of strategic goals.

2.	Align management more closely with shareholder.

3.	Strengthen links between pay and performance.
II.	ELIGIBILITY:
➢	Senior Vice Presidents and above and certain other officers based upon corporate responsibility who are not participants in another established incentive plan with payment amounts determined by performance in relation to goal.

➢	Awards will be pro-rated based on months served for staff members with less than 12 months of service in a Plan Year. Some new hire participant awards may be guaranteed based on offer letter.

➢	Staff members become eligible to participate in the plan by virtue of promotion or new hire.

➢	Staff members must be actively employed at the time of payout to receive an award.

➢	A staff member who terminates employment before the Plan Year is not eligible to receive an award.

➢	If participant is on corrective action on the last day of the quarter/year they are not eligible for incentive payment

➢	Minimum annual performance rating of Productive required in most recent Annual Performance Review in both Key Performance Activities and Competencies

➢	This plan does not represent a contract with any individual plan participant

➢	The plan may be changed, modified or terminated at any time throughout the plan year
III.	PARTICIPATION RATE:
     The participation rate for individual positions is benchmarked from market data research provided by various surveys and consultants.
IV.	INCENTIVE COMPONENTS:

The Management Incentive Plan components consist of:
➢	Initial factors: Revenue, Net Income after Taxes (represents net income after tax and prior to the impact of restructuring and merger related expenses), Non-Performing Assets, Merger Cost.

➢	Secondary factors: A Revenue and Net Income Peer Ranking vs. Peer Group factor may be used to determine the FINAL weighted average factor for the Corporate Component portion of the payout.
V.	AWARD DETERMINATION:

Targeted Incentive Pool Determination
Base Salary x Participation Rate x Service Factor = Targeted Incentive Pool
The participant’s Base Salary at plan year end is used in the calculation.
Participation Rates are determined at start of plan year and approved by the Human Resources Compensation Committee. Participation Rates are stated as % of base salary and are based on job function and value to the corporation.
The Service Factor is equal to the number of months the participant is employed with the corporation during the plan year divided by 12. Example: 1.0 is equal to 12 months, .5 is equal to 6 months.

Level Participation Determination

		Line of Business	Individual Level
	Corporate Level	Level	Weighting
Job Function	Weighting	Weighting	(Discretionary)
Corporate Executive	70%		30%
Corporate Staff	60%		40%
Line of Business Staff	40%	40%	20%
Corporate Level Components & Weightings

Components	Weighting
Total Revenue	35%
Net Income after Taxes	30%
Non-Performing Assets	20%
Merger Cost	15%
(All independent components)
The results of each Corporate Level component will be placed against the payout tier structure at the end of the plan year to determine the weighted average payout for Corporate Level performance. (See payout tier structure at end of document).
Line of Business & Individual Level Components & Weightings
Line of Business Level Performance: 2-4 quantifiably measurable goals should be assigned. Includes such items as growth, financial measures, service levels, etc... — Items that are typically numerical in nature. Goal setting for this section should provide the measure, the goal and an assigned weighting to each goal so that the total equals 100%. Goals should be set at levels that are challenging to reach at 100%. The results for each measurable goal will be placed against a corporate payout tier structure at the end of the plan year to determine a weighted average Line of Business result. (See payout tier structure at end of document).
Individual (Discretionary) Level Performance: 2-4 qualitative goals/initiatives that are not quantifiable, but are measurable on the 1-4 rating scale. Includes such items as audits, surveys, specific special projects, solutions/strategies, implementations, etc... — Items that are not numerical in nature. Goal setting for this section should provide the goal/initiative, the success indicator and an assigned weighting to each goal/initiative so that the total equals 100%. Goals should be set at levels that are challenging to reach at 100%. The results for each goal/initiative will be placed against a corporate payout tier structure on a 1-4 rating scale at the end of the plan year to determine a weighted average Individual result. (See payout tier structure at end of document).
Performance Factor
For the individual (discretionary) level component, a performance indicator of 0% to 150% will be applied against the Individual (discretionary) level final results. Achievement of 100% should be based on meeting all expectations in every way. A performance indicator exceeding 100% should be reserved for truly extraordinary performance.
MIP Incentive Calculation
(Targeted Incentive Pool x Weighted Avg Corporate Result)
+
(Targeted Incentive Pool x Weighted Avg Line of Business Result)
+
(Targeted Incentive Pool x Weighted Avg Individual Result) x Performance Factor
=
Calculated MIP Incentive Earned
VI.	AWARD PAYMENTS:
All awards earned under Management Incentive Plan will be paid as soon as practical following approval by the Compensation and Human Resources Committee in February.

VII.	ADDITIONAL PROVISIONS:
1.	The Management Incentive Plan shall be administered by the Compensation and Human Resources Committee of the Corporation.

2.	While all attempts will be made to follow the incentive formulas and metrics, subjective adjustments occasionally can and will be made both upwards and downwards based on management discretion which will require CEO approval.
➢	Adjustments will be considered based on value of an individual’s contribution to performance during the year and not based on comparison to prior year awards, comparison to peer’s incentive levels, attitude, effort, etc.

➢	Subjective adjustments will be the exception and not the rule. Management will however reserve the right to make these subjective adjustments if necessary to be equally fair to shareholders and plan participants.
3.	The incentive award for the Chairman and President and CEO will be determined by the Compensation and Human Resources Committee of Citizens Banking Corporation Board of Directors.

4.	A special award fund (Discretionary) equal to 15% of the aggregate incentive award will be available for individual awards as determined by the President and CEO. Awards from this fund are made to staff members who are not participants in the Management Incentive Plan.
➢	Awards for the Discretionary Fund will be made only in recognition of exemplary achievements.

➢	Distribution of all available amounts in this fund is not mandatory. (see discretionary award guidelines in section VIII)
5.	Participation in the Management Incentive Plan shall not be construed as giving any employee the right to continued employment with the corporation for the full or for any subsequent period.
VIII.	DISCRETIONARY AWARD GUIDELINES:
➢	Objectives: Recognize and promote exemplary individual performance or initiative.

➢	Eligible Participants: All staff members are eligible except staff members who are in established incentive plans with payment amounts determined by performance in relation to established goals.

➢	Nomination Process: Managers would nominate staff member(s) according to established guidelines. They should also obtain concurrence and approval from their respective Direct Report to the CEO.

➢	Monetary Guidelines: Range of $500 to $3000. Larger amounts could be given in exceptional circumstances.

➢	Guidelines: Discretionary awards should be given in recognition for one or more of the following performance criteria:
     Earnings:
•	Expense reduction

•	Revenue enhancement
     Innovation:
•	Continuous improvement efforts

•	Innovative delivery alternatives

•	Foresight and planning to prevent crises
     Achievement:
•	Unique/specialized skills or knowledge of value to the company, i.e., Key Performers

•	Sustained high performance

•	Exemplary performance during unusual circumstances or specific events

•	Special projects completed in an exceptional manner or ahead of schedule

•	Extraordinary client service

2007 Full Year Forecast vs. 2007 Approved Scale Structure

MIP will be initially calculated based on the following components and payout tier structure.				2007 BUDGET
									Budget
	Total Revenue	Actual		*	*	*	*	*	*	*	*	*	*	*	*	*
35%	2006 Actual = *	% to Actual (Actual/Budget)	<85%	85%	92.5%	96.25%	98.125%	99.0625%	100%	100.5%	101%	101.5%	102%	102.5%	103%	103.5%	No Cap
	2007 Budget = *	Payout Factor	0%	50%	60%	70%	80%	90%	100%	105%	110%	115%	120%	125%	130%	135%

									Budget
	Net Income After Tax *	Actual		*	*	*	*	*	*	*	*	*	*	*	*	*
30%	2006 Actual = *	% to Actual (Actual/Budget)	<85%	85%	92.5%	96.25%	98.125%	99.0625%	100%	100.5%	101%	101.5%	102%	102.5%	103%	103.5%	No Cap
	2007 Budget = *	Payout Factor	0%	50%	60%	70%	80%	90%	100%	105%	110%	115%	120%	125%	130%	135%

	* Amount represents net income after tax and prior to the impact of restructuring and merger related expenses.

							Amount communicated to Investment Community
	Merger Cost Savings *	Actual		*	*	*	*	*	*	*	*	*	*	*	*	*
15%	2006 Actual = *	% to Actual (Actual/Budget)	<85%	85%	92.5%	96.25%	98.125%	99.0625%	100%	100.25%	100.5%	100.75%	101%	101.25%	101.5%	101.75%	No Cap
	2007 Budget = *	Payout Factor	0%	50%	60%	70%	80%	90%	100%	105%	110%	115%	120%	125%	130%	135%

									Budget
	Non Performing Assets	Actual		*	*	*	*	*	*	*	*	*	*	*	*	*
20%	2006 Actual = *	% to Actual (Actual/Budget)	> 110%	110%	105%	102.5%	101.25%	100.625%	100%	97%	94%	91%	88%	85%	82%	79%	No Cap
	2007 Budget = *	Payout Factor	0%	50%	60%	70%	80%	90%	100%	110%	120%	130%	140%	150%	160%	170%

100%	Payout % is incremental between tiers (ex. Each % over budget earns x% additional incentive)
Discretionary Modifier — Guidelines Only
An additional peer group ranking modifier may be used to determine final payouts of MIP

Component	Weighting
Revenue	50%
Net Income	50%

Peer Ranking	Factor
Above 75th Percentile Below 25th Percentile	125% 50%
2007 vs 2006 performance
Peer Group:
*
1	Discretion may be used by the comp committee to over-ride the formula under appropriate circumstances

2	Any adjustments for unusual items (such as acquisitions, divestitures) will require comp committee approval

3	The above numbers will not include the impact of extraordinary items

4	The above numbers will be adjusted to neutralize the impact of equity compensation

5	The above numbers will be adjusted to normalize the impact of equity adjustments due to interest rate movements

6	The discretion of management and the Compensation Committee is the final factor in the determination of eligibility and for final determination of payment award.

*	Portions of this exhibit have been omitted pursuant to Citizens’ request to the Secretary of the Securities and Exchange Commission for confidential treatment pursuant to Rule 24b-2 under the Securities and Exchange Act of of 1934, as amended.

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